CONSULTING AGREEMENT

      This Agreement, (the "Agreement") is being made this 1st day of April, 2006 between Nuevo Financial Center, Inc. (the "Company"), having its principal offices at 2112 Bergenline Avenue, Union City, New Jersey 07678, and Sebastian Giordano (the "Consultant"), having his principal offices at 149 Schweitzer Lane, Bardonia, New York 10954.

                                   WITNESSETH:

      NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

      1.    Nature of Agreement.

                  The Company hereby engages the services of the Consultant, and the Consultant agrees to provide consulting services to the Company, upon the terms and conditions contained herein.

      2.    Term of Agreement.

            (a) This Agreement is for a term of three-year term, commencing as of April 1, 2006 (the "Commencement Date") and continuing until March 31, 2008 (the "Expiration Date") (together, the "Term"), unless sooner terminated as provided herein in Section 14, or unless the Agreement is extended by mutual consent as provided herein in
            Section 2(b).

            (b) No later than six (6) months prior to the Expiration Date, the Board of Directors (the "Board") of the Company shall notify the Consultant, in writing, of the Company's intent to extend the Agreement Term beyond the Expiration Date; however, if the Board and the Consultant shall be unable to agree to the terms of such extension, at least four months prior to the Expiration Date, this Agreement shall terminate on the Expiration Date.

      3.    Scope of Services as Consultant.

                  During this Agreement, the Consultant shall provide consulting services to the Company. In performance of his duties, Consultant shall be subject to the direction of the Board. Consultant shall be available to travel as the needs of the business require; provided, however, that the Consultant shall not be required to relocate his principal residence should the Company, or its successor or assigned, elect to relocate its principal executive offices outside of the Metropolitan area; such event which shall be construed as a Change of Control Event (as defined herein in Section 7).

                  The Consultant is an independent contractor and is not an
            employee, officer or director of the Company. The Consultant is not retained to perform accounting, auditing, financial or tax services and is not responsible for independently verifying the accuracy of information generated by the Company. Nor does the Consultant have any authority, expressed or implied, with regard to the Company's actions related to the payment or non-payment of any past, present or future obligations of the Company, including, but not limited to, all federal, state, or local franchise, income, payroll, sales taxes, or any other taxes, of any kind, required to be reported, filed and paid by the Company.

      4.    Consulting Fee.

            (a) As compensation for his services hereunder, the Company shall pay Consultant, during the first year of Agreement (April 1, 2006 through March 31, 2007), a Consulting Fee at the annual rate of $250,000 (the "2006 Base Consulting Fee"), payable as follows: (i) $12,500 per month, or the annual rate of $150,000 (the "2006 Cash Consulting Fee") until the completion of the Company's financing (the "Financing Deal"), which is contemplated to close during the third quarter of 2006 for a minimum of $5mm - PIPE or standard secondary deal, at which time, the 2006 Cash Consulting Fee changes to $16,667 per month, or the annual rate of $200,000 and there will be a one-time cash catch-up payment, payable within five business days after the closing of the Financing Deal, to compensate Consultant for difference between $12,500 and $16,667 per month from the Commencement Date through the closing date of the Financing Deal. If the Financing Deal is not completed by October 31, 2006 the Company and Consultant will negotiate by no later than December 31, 2006, a resolution for the payment of the difference between the 2006 Cash Consulting Fee ($150,000) and 2006 Base Consulting Fee ($200,000); and (ii) $50,000, which accrues and is deferred until April 2007 (the "2006 Accrued Consulting Fee") until the revenue run rate target of $10mm is achieved. At that time, the 2006 Accrued Consulting Fee will become payable at the rate of $4,167 per month for twelve consecutive months. However, when the average revenue rate reaches $15mm, the balance of the 2006 Accrued Consulting Fee is paid, in full, within 90 days. Note: For purposes of the determining the payment of the 2006 Accrued Consulting Fee, revenues will be determined by a minimum average monthly rate of $833,000 per month for the 4Q 2006. If revenue target is not achieved in 2006, the 2006 Accrued Consulting Fee balance carries over into 2007 until target revenues are achieved.

            (b) During the second year of Agreement (April 1, 2007 through December 31, 2007), the Company shall pay Consultant a Consulting Fee at the annual rate of $300,000 (the "2007 Base Consulting Fee"), payable as follows: (i) $20,833 per month, or the annual rate of $250,000; and (b) $50,000 accrues and deferred (the "2007 Accrued Consulting Fee") until Jan 2008 until the (actual or run rate) revenue target of $15mm is achieved. At that time, the 2007 Accrued Consulting Fee will become payable at the rate of $4,167 per month for twelve consecutive months. As revenue increases, any remaining 2006 Accrued Consulting Fee may also be triggered, if such revenue target has not been previously achieved. However, when the revenue run rate reaches $25mm, the balance of the 2007 Accrued Consulting Fee is paid, in full, within 90 days. For the purposes of determining the payment of the 2007 Accrued Consulting Fee, revenues will be determined by a minimum average monthly rate of $1,250,000 per month for the 4Q 2007. If revenue target is not achieved in 2007, the 2007 Accrued Consulting Fee balance (and any unpaid 2006 Accrued Consulting Fee, if any) carries over into 2008 until target revenues are achieved.

            (c) During the third year of Agreement (January 1, 2008 through December 31, 2008), the Company shall pay Consultant a Consulting Fee at the rate of $350,000 (the "2008 Base Consulting Fee"), payable as follows: (i) $25,000 per month, or the annual rate of $300,000; and (b) $50,000 accrues and deferred (the "2008 Accrued Consulting Fee") until Jan 2009 until the (actual or run rate) revenue target of $25mm is achieved. At that time, the 2008 Accrued Consulting Fee will become payable at the rate of $4,167 per month for twelve consecutive months. As revenue increases, any remaining 2006 and 2007 Accrued Consulting Fee may also be triggered, if such revenue target has not been previously achieved. Moreover, when the revenue run rate reaches $35mm, the balance of the 2008 Accrued Consulting Fee is paid, in full, within 90 days. For the purposes of determining the payment of the 2008 Accrued Consulting Fee, revenues will be determined by a minimum average monthly rate of $2,083,000 per month for the 4Q 2008. If this Agreement is not extended beyond the Termination Date and revenue target is not achieved in 2008, the 2008 Accrued Consulting Fee balance (and any unpaid 2006 and/or 2007 Accrued Consulting Fee, if any) will be paid over twelve equal monthly installments beginning as of the Expiration Date. Alternatively, if this Agreement is extended beyond the Expiration Date, then the 2008 Accrued Consulting Fee balance (and any unpaid 2006 and/or 2007 Accrued Consulting Fee, if any) carries over into 2009.

      5.    Incentive Fees.

                  During each year of this Agreement, Consultant shall be
            eligible to earn annual Incentive Fees. Incentive Fee criteria and amounts will be determined no later than 30 days prior to the beginning of each calendar year and will be mutually agreed to between the Consultant and the Board. In general, such Incentive Fee criteria will consist of performance milestones related to revenues, market capitalization and operational objectives. The following Incentive Fees have been established for calendar year 2006:

            (a)   Revenue.

                  For the year ended December 31, 2006, Consultant shall receive an Incentive Fee (the "Revenue Incentive") of $100,000 or $50,000, provided (actual or run rate) revenues reach $10mm or $5mm, respectively. For purposes of determining if either Revenue Incentive has been earned, revenues for the fourth quarter of calendar year 2006, should average $833,000 per month ($10mm per annum rate), or average $416,000 per month ($5mm per annum rate), respectively. Such Revenue Incentive, if earned, would be paid to the Consultant in a lump sum, no later than March 31st 2007.

            (b)   Market Capitalization.

                  For the period ended March 31, 2007, Consultant shall receive an Incentive Fee (the "Market Cap Incentive") of $250,000, $150,000 or $75,000, provided the Company's market capitalization for the fourth quarter of 2006 averages $100mm, $75mm, or $50mm, respectively. Such Market Cap Incentive, if earned, would be paid to the Consultant in a lump sum no later than April 30, 2007.

            (c)   Company Objectives.

                  For the year ended December 31, 2006, Consultant shall receive an Incentive Fee (the "Company Objective Incentive") of $50,000, provided that all three of the following objectives are accomplished in 2006: (i) Internal management information systems consisting of a customer database and point-of-sale system that are in place, and fully-functional at every store and at headquarter; (ii) hiring key management personnel, which positions shall be identified and agreed to by the Consultant and the Board consent no later than May 31, 2006 and should include at least a Chief Financial Officer, and other key executive positions or functions to be determined by CEO and Board; and (iii) the completion of a franchise offering circular and commencement of a franchise program. Such Company Objective Incentive, if earned, would be paid to the Consultant in a lump sum no later than March 31, 2007.

            (d) In connection with the Incentive Fee, if at the time any such Incentive Fee payments are due, it is determined that the Company does not have sufficient cash to pay any such lump sum Incentive Fee or Fees, the Board reserves the right to offer the Consultant a reasonable pay-out proposal, or the option to receive free and clear tradable Common Stock of the Company in an amount equal to the Incentive Fee or Fees amounts earned. In the event payment is made with the Common Stock of the Company, the value of each share of Common Stock will be determined by the average closing price for the 20 days prior to end of the first quarter of 2007.

      6.    Financing Deal Incentive.

                  In addition to the Incentive Fees outlined in Section 5 above, the Consultant shall receive, an additional Incentive Fee in the amount of $100,000 based upon the completion of a minimum $5,000,000 Financing Deal (the "Financing Deal Incentive"). The Financing Deal Incentive will be paid in a lump-sum no later than fifteen (15) business days after the closing of the Financing Deal.

      7.    Warrants.

            (a) Upon execution of this Agreement, the Consultant shall be granted warrants (the "Warrants") to purchase up to 4% of the fully diluted shares of all classes of stock outstanding; estimated to be approximately 1.1million shares, as calculated based upon the completion of the Vision Capital Bridge Financing Deal ("Vision Deal"); at an exercise price of $0.80 per share. If the Company share price is below $0.80 at time of the Financing/PIPE deal then both parties agree to renegotiate option exercise price within two weeks after the subsequent release of the 10Q or 10K after the financing/PIPE deal. One third of such Warrants shall be issued on December 31st of each year of the Agreement, so long as the Consultant is still engaged by the Company at such time. The form of such Warrants shall be consistent with the warrants issued as part of the Vision Deal.

            (b) In the event of termination of this Agreement by the Company without cause, all Warrants not yet issued as of the date of the termination, shall vest in full on such date.

            (c) In the event of a future disposition of the properties and business of the Company, in case of a change of ownership greater than 60% of the Company, whether by merger, consolidation, sale of assets, sale of stock, or otherwise (each, a "Change of Control Event"), then all Warrants not vested as of the date of the Change of Control Event shall be issued in full on such date and, in addition, if applicable, all Warrants will be included in any sale of the Company's stock on a pro-rate basis with other shareholders.

            (d) In the event of future disposition(s), by the Company's current 10 largest shareholders on record at the Commencement Date, of more than 60% of the aggregate number of shares of Common Stock held by such shareholders as of the date of the Financing Deal, the cumulative effect of such sales of stock shall be considered a Change of Control Event and, as such, then all Warrants not issued as of the date of the Change of Control Event shall vest on a pro-rata basis after the 60% limit is reached.

            (e) The Warrants shall be subject to all of the terms of the Plan and shall be evidenced by a stock Warrants grant certificate or certificates that shall be issued by the Company. The Company acknowledges that Warrants have not been delivered and agrees that certificates evidencing the Warrants shall be delivered to Consultant within 60 days after the date hereof. If the Financing Deal is completed after the issuance of said certificates, the final adjustment as discussed in Section 7(a) above will result in either the immediate issuance or return of certificates.

      8.    Expenses.

            (a) During the Agreement Term, the Company will pay Consultant for certain monthly expenses as outlined in this Section 8(a). Such covered expenses are outlined as follows: (i) a $400 car allowance;
            (ii) the actual cost of business travel expenses (gas, tolls, and parking) incurred when on business for the Company;and (iii) 50% of the Consultant's then current health insurance premium, whether or not such health insurance is provided by the Company, which is capped at $500 per month.

            (b) The Company shall provide the Consultant with a cellular phone to be used in the conduct of Consultants duties at no cost to the Consultant.

            (c) The Company shall provide the Consultant with a laptop computer, at a cost not to exceed $1,000 or reimburse Consultant the up to $1,000 for the cost of a laptop to be utilized in the scope of his duties.

      9.    Other.

            (a) Consultant is entitled to be away from the engagement for four
            (4) weeks per year; however, the Company is still required to pay the Consulting Fee.

            (b) Such time away shall be cumulative and a maximum of one week per year may be carried over to ensuing years. If any time away is carried over, Consultant shall make his best efforts to schedule such time away as to minimize conflict with the Company's reasonable business needs.

      10.   Representations and Warranties of Company.

            (a) Notwithstanding the fact that the Company needs to complete the Financing Deal to fund its revised business strategy, the Company represents and warrants that upon execution of this Agreement, it has the financial resources to fulfill its obligations under this Agreement, at least as it pertains to the payment of Cash Consulting Fee and Expenses during the first year of the Agreement.

            (b) Further, the Company is current on all of its tax payments and reporting, including, but not limited to such liabilities related to payroll, sales and income tax obligations.

            (c) The Company is not a party to any lawsuit or aware of any complaint or notice of intent to file a lawsuit suit against the Company, or any of its officers and/or directors.

      11.   Representations and Warranties of Consultant.

                  Consultant represents and warrants that (a) Consultant is
            under no restriction which would prevent the Consultant from performing his duties hereunder and (b) Consultant has no physical or mental disability that would hinder his performance of duties under this Agreement.

      12.   Non-Competition.

                  Consultant agrees that he will not (a) during the period he is employed under this Agreement, engage in, or otherwise directly or indirectly be employed by, or act as consultant or lender to, or be a director, officer, Consultant, owner, member, or partner of, any other business or organization that is or shall then be competing with the Company (as a retail provider of financial and telecommunication products focused on targeting Hispanic and other ethnic communities) within a 5-mile radius), and (b) for a period of one year after he ceases to be employed by the Company upon expiration of this Agreement or three years if the Consultant is terminated by the Company :for "cause" or if the Consultant voluntarily terminates this Agreement prior to the Expiration Date, except that in each case the provisions of this Section 13 will not be deemed breached merely because the Consultant owns more than five percent (5.0%) of the outstanding common stock of a corporation, if, at the time of its acquisition by Consultant, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange.

      13.   Termination of Agreement.

            (a) Notwithstanding anything contained herein, on or after the date hereof, and prior to the Expiration Date, the Company and the Consultant shall each have the right to terminate this Agreement, without cause, upon 5 days written notice to the other party to this Agreement.

            (b) In the event that this Agreement is terminated by the Company "without cause" pursuant to Section 14(a), then Consultant shall be entitled to receive through the date on which such termination shall take effect, only: (i) his unpaid Base Consulting Fee, on a pro-rata per diem basis, at the rate provided in Section 4 and earned Incentive Fees under Sections 5 and 6; (ii) accrued but unpaid Consulting Fee and deferred Consulting Fee on a per-diem basis, bonuses, vacation, and expenses as provided in Sections 4, 5, 6, 8 and 9; and (iii) break-up fee (the "Break-Up Fee "), in an amount equal to the Cash Consulting Fee applicable to the year such termination occurs. However, in the event that the Consultant has earned the right to receive the Base Consulting Fee at the time of the termination, then the Base Consulting Fee becomes the amount of the Break-Up Fee Payment. All payments, other than the Break-Up Fee Payment are due within 10 business days of the Termination Date. See
            Section 14(c) for Break-Up Fee guidelines. In addition, all Warrants which have not yet vested as of such date shall immediately vest.

            (c) Any Break-Up Fee due under this Agreement pursuant to Section 14(b), concerning termination Without Cause, shall be payable in twelve equal monthly installments beginning as of the date of Termination, provided that in the year of such termination the following applies: (i) the Company's Market Capitalization is greater than $75mm at Dec. 31, 2006 or greater than $100mm from Dec. 31, 2007 and thereafter; (ii) for the previous three months prior to any termination, revenues are greater than $10mm, if termination occurs in year 1, revenues are greater than $15mm, if termination occurs in year 2 and revenues are greater than $20mm, if termination occurs in year 3; and (iii) as of the date of termination, the Company has not been required to pay the proceeds of any litigation it has lost, where such award exceeds 5% of the Company's total assets.

            (d) In the event this Agreement is terminated by the Consultant pursuant to Section 14 (a), the Consultant agrees to remain with the Company for a reasonable transition period, not to exceed 30 days, if desired by the Company, as to enable the Company to find a suitable successor for Consultant' and the Consultant shall be entitled to receive, through the transition period discussed above, only, (i) his unpaid Base Consulting Fee, on a per-diem basis, at the rate provided in Section 4 and earned Bonuses under Sections 5 and 6; and (ii) accrued but unpaid Consulting Fee and deferred Consulting Fee on a per-diem basis, Incentive Fees, time away pay, and expenses as provided in Sections 4, 5, 6, 8 and 9. Consultant agrees to act on a consultancy basis if requested by Company. All such payments are due within 10 business days of the Date of Termination. In addition, Consultant forfeits any Warrants not yet vested.

            (e) Notwithstanding anything contained herein, prior to the end of this Agreement, Consultant may be terminated "For Cause" (as defined below). In such event, the Company shall have the right to give notice of termination of Consultant's services hereunder as a date to be specified in such notice, and this Agreement shall terminate on the date so specified. Termination "For Cause" shall mean the Consultant shall have: (i) been convicted of a felony; (ii) committed any act or omit to take any action in bad faith and to the detriment of the Company; (iii) repeatedly failed to follow commercially reasonable directions of the Board, provided Consultant had been previously notified, in writing, of such failures, (iv) committed an act of fraud against the Company; or (v) materially breached any term of this Agreement and failed to correct such breach within ten days after written notice of commission thereof. In the event that this Agreement is terminated "For Cause" pursuant to Section 14(d), then Consultant shall be entitled to receive, through the date on which termination shall take effect, only, his unpaid Base Consulting Fee at the rate provided in Section 4 and earned Bonuses under Sections 5 and 6; and (ii) accrued but unpaid Consulting Fee, deferred Consulting Fee, Incentive Fees, time away pay, and expenses as provided in Sections 4, 5, 6, 8, and 9. All such payments are due within 10 business days of the Date of Termination.

            (f) In the event the Consultant shall be physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of three consecutive months, then this Agreement shall terminate upon 90 days' written notice to Consultant, and no further compensation shall be payable after such 90 day period, except (i) as may be otherwise be provided under any disability policy; and (ii) any accrued but unpaid Consulting Fee, accrued Consulting Fee, Incentive Fees, time away pay, and expenses as provided in Sections 4, 5, 6, 8 and 9. All such payments are due within 10 business days of the Date of Termination. In addition, all Warrants which have not yet vested as of such date shall vest on schedule.

            (g) In the event that Consultant shall die, the this Agreement shall terminate in the date of the Consultant's death, and no further compensation shall be payable to the Consultant, except (i) as may otherwise be provided under any insurance policy or similar instrument; and (ii) any accrued but unpaid Consulting Fee, Incentive Fees, time away pay, and expenses as provided in Sections 4, 5, 6, 8 and 9. All such payments are due within 10 business days of the Date of Termination. In addition, all Warrants which have not yet vested as of such date shall vest on schedule.

      14.   Confidential Information.

                  All confidential information which Consultant may now possess, may obtain during the term of the Agreement, or may create prior to the period of the term of the Agreement he is employed by the Company under this Agreement, relating to the business of the Company or any customer or supplier of the Company shall not be published, disclosed, or made accessible by him to any other person, firm, corporation or entity during the term of the Agreement or any time thereafter without the prior written consent of the Company. Consultant shall return all tangible evidence of such confidential information to the Company prior to or at the termination of his Agreement.

      15.   Survival.

                  The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive Consultant's termination of Agreement, irrespective of any investigation made by or on behalf of any party.

      16.   Modification.

                  This Agreement sets forth the entire understanding of the
            parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

      17.   Notices.

                  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be by certified mail, return receipt requested, or delivered against receipt to the party to whom it is given at the address of such party set forth in the preamble to this Agreement. Notice to the estate of the Consultant shall be sufficient if addressed to Consultant as provided in this
            Section 14. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice of changing a party's address which shall be deemed given at the time of receipt thereof.

      18.   Waiver.

                  Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

      19.   Binding Effect. Assignment.

                  Consultant's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to encumbrances or the claims of Consultant's creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Consultant, and shall be binding upon and inure to the benefit of the Company and its successors and assigns. In the case of a Change of Control Event, the Company may elect to assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving entity. In the case of a Change of Control Event, if (i) the Company does not elect to assign this Agreement, or (ii) Consultant elects not to accept such assignment (which Consultant may do in his sole discretion), then Consultant shall be entitled to receive (i) his unpaid Base Consulting Fee at the rate provided in Section 4 and earned Bonuses under Sections 5 and 6; (ii) accrued but unpaid Consulting Fee, deferred Consulting Fee, bonuses, time away, and expenses as provided in Sections 4, 5, 6, 8 and 9; and (iii) Break-Up Fee (the "Break-Up Fee Payment"), in an amount equal to the Cash Consulting Fee applicable to the year such termination occurs. However, in the event that the Consultant has earned the right to receive the Base Consulting Fee at the time of the termination, then the Base Consulting Fee becomes the amount of the Break-Up Fee Payment. All payments, other than the Break-Up Fee Payment are due within 10 business days of the Termination Date.

      20.   Governing Law.

                  This contract shall be governed by and construed in accordance with the laws of the State of New Jersey. Any disputes which arise under this contract, even after the termination of this contract, will be heard only in the state or federal courts located in the State of New Jersey. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the State of New Jersey. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the State of New Jersey. Parties waive the right to a jury trial.

      21.   Headings.

                  The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date written above.

                                         Nuevo Financial Center, Inc.


                                         By:
                                             -------------------------------
                                             Name:  Jose Araque
                                             Title: Chairman


                                         By:
                                             -------------------------------
                                             Name:  Sebastian Giordano